File No. 333-17389


                                SUPPLEMENT NO. 1

                                       TO

                        PROPECTUS DATED OCTOBER 28, 1997

                               ANDRX CORPORATION


         As set forth in the Prospectus under "Plan of Distribution," Selling Shareholders may sell the Common Stock offered hereby for their own accounts in the open market or block transactions or otherwise in accordance with the rules of The Nasdaq National Market, or in private transactions, at prices related to the prevailing market prices or at negotiated prices. Additionally, the Common Stock may be sold from time to time by pledgees, donees, transferees or other successors in interest, including but not limited to Bear, Stearns Securities Corp. ("Bear Stearns").

         Furthermore, Selling Shareholders may pledge the Common Stock to Bear Stearns or to another broker as collateral for margin loans. In the event of a default by one of the Selling Shareholders, Bear Stearns or the respective broker may offer and sell the pledged shares of Common Stock in the manner described under the heading "Plan of Distribution" in the Prospectus, as supplemented.




                  The date of this Supplement is July 27, 1998